Exhibit 10.23
FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     THIS FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT (“Amendment”), dated as of August 7, 2009, is made by and between Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), and Randall D. Levy (the “Executive”).
     WHEREAS, Temple-Inland and the Executive previously entered into a Change in Control Agreement dated November 7, 2008 (the “CIC Agreement”); and
     WHEREAS, Temple-Inland and the Executive believe it is in their mutual best interests to amend the CIC Agreement so as to ensure that its provisions, as effective before a Change in Control within the meaning of the CIC Agreement, do not cause a loss of a federal income tax deduction for Temple-Inland by reason of the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the principles enunciated in Revenue Ruling 2008-13.
     NOW, THEREFORE, Temple-Inland and the Executive hereby agree as follows:
     1. The second sentence of Section 3 is amended to read in its entirety as follows:
“No Severance Payments shall be payable under this Agreement unless there shall have been a termination of the Executive’s employment with the Company following a Change in Control and during the Term.”
     2. Section 3 is amended by adding the following two new sentences at the end thereof:
“Notwithstanding the foregoing provisions of this Section 3, the Company agrees that it will not terminate the Executive’s employment without Cause prior to a Change in Control where such termination is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control and that prior to a Change in Control it will not take any action or fail to take any action, in either event at the request or direction of such a Person, that would cause a circumstance or event entitling the Executive to terminate employment for Good Reason were the circumstance or event to exist after a Change in Control. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.”
     3. Section 4(iii) is amended to read in its entirety as follows:
“the date of termination by the Executive of the Executive’s employment for Good Reason (determined as if a Change in Control had already occurred) or by reason of death, Disability or Retirement, or”
     4. Section 6.1 is amended to delete the second and third sentences thereof, such that the portion of Section 6.1 preceding the commencement of Section 6.1(A) reads in its entirety as follows:

“If the Executive’s employment is terminated following a Change in Control and within two (2) years after a Change in Control (provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code), other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof.”
     5. The second sentence of Section 11 is amended to read in its entirety as follows:
“This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the Executive or the Company (including without limitation the Existing CIC Agreement); provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason.”
     6. The portion of Section 15(P) preceding paragraph (I) thereof is amended to read in its entirety as follows:
“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:”
     7. Except as modified above, the CIC Agreement shall continue in effect in accordance with its terms.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

COMPANY

TEMPLE-INLAND INC., a Delaware corporation

By:	/s/ Doyle R. Simons Doyle R. Simons Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Randall D. Levy

Randall D. Levy

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